UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005 (June 24, 2005)

BROCADE COMMUNICATIONS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25601 (Commission File Number)	77-0409517 (I.R.S. Employer Identification Number)

1745 Technology Drive
San Jose, CA 95110
(Address, including zip code, of principal executive offices)

(408) 333-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

In a Form 8-K filed with the SEC on June 8, 2005, Brocade Communications Systems, Inc. (the “Company”) announced that it was delaying the filing of its Form 10-Q for its second fiscal quarter ended April 30, 2005. In that same filing, the Company stated that its Audit Committee has been performing an independent review of the Company’s stock option accounting regarding leaves of absence and transition and advisory roles from 2001 through 2004. The Company is working diligently to complete and file its amended Form 10-K for the fiscal year ended October 29, 2004, along with the restatement of its financial statements for prior fiscal years. However, until the Audit Committee review is completed, the Company is unable to complete and file its Form 10-Q for the second fiscal quarter ended April 30, 2005 and the amended 2004 Form 10-K.

On June 24, 2005, the Company received a letter from the Trustee for the holder of the Company’s 2% Convertible Subordinated Notes stating that the Company failed to provide to the Trustee its Form 10-Q for the second fiscal quarter ended April 30, 2005. The letter further stated that if the Company does not file its Form 10-Q for the second fiscal quarter ended April 30, 2005 with the Trustee within 60 days of June 24, 2005, the date of the letter, an Event of Default, as defined under the Indenture governing the Notes, will have occurred. If an Event of Default were to occur, the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding could attempt to declare all unpaid principal and premium, if any, and accrued interest on the Notes then outstanding to be immediately due and payable. Approximately $279 million in unpaid principal was outstanding under the Notes as of June 29, 2005. The Company’s total cash and investments as of April, 30, 2005, the end of the Company’s second fiscal quarter, was approximately $746 million.

Item 7.01 Regulation FD Disclosures

See Item 2.04 above.

FORWARD LOOKING STATEMENTS
This Form 8-K contains statements that are forward-looking in nature, including statements about a potential event of default under the Indenture. Those statements are subject to risks and uncertainties that may cause actual results to differ materially including the Company’s ability to cure any alleged default.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Dated: June 30, 2005	By:	/s/ Antonio Canova
Antonio Canova
Chief Financial Officer and Vice President, Administration